Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-82666, 333-113058, 333-113061, 333-113227) and S-8 (No. 333-122657) of Hersha Hospitality Trust of our report dated March 10, 2006 relating to financial statements of Adriaen’s Landing Hotel, LLC, which appears in this Current Report on Form 8-K/A of Hersha Hospitality Trust dated April 6, 2006.

Hartford, Connecticut
April 6, 2006